Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated November 28, 2025 on the financial statements and financial highlights of First Trust Merger Arbitrage Fund, a series of shares of Investment Managers Series Trust II. Such financial statements and financial highlights appear in the 2025 Financial Statements in Form N-CSR, which are incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 27, 2026